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                                                                    EXHIBIT 99.5

                              [COHESION LETTERHEAD]

ID: 94-3274368

James E. Barnes

[Address of James E. Barnes]

Congratulations! You have been granted a Non-qualified Stock Option to buy 150,000 shares of Cohesion Technologies, Inc. (the Company) stock at $3.12 per share.

         Grant Date:      11/26/01

         Grant Number:    3924

         Option Plan:     JEB

         Expiration Date: 11/26/11

The total option price of the shares granted is $468,000.00.

Your shares become exercisable over a total of 50 months, as follows:

         24%, or 36,000 shares, on 11/26/02

         76%, or 114,000 shares, at the rate of 2% per month over the following 38 months, on 1/26/06.

If you have any questions, please contact Joan Trampenau at x5626.

By your signature and the Company's signature below, you and the Company agree that these options are granted outside the 1998 Stock Option Plan, but upon similar terms to the options granted under the 1998 Stock Option Plan.

11/26/01                   /s/ DEBORAH L. WEBSTER

Date                       Deborah L. Webster

                           Cohesion Technologies, Inc.

                           /s/ JAMES E. BARNES

Date                       James E. Barnes